EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

of 400 South Hope Street, Suite 400, Los Angeles, CA 90071

At the close of business March 31, 2012, published in accordance with Federal regulatory authority instructions.

		Dollar Amounts in Thousands
ASSETS

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		802
Interest-bearing balances		401
Securities:
Held-to-maturity securities		0
Available-for-sale securities		622,734
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold		78,500
Securities purchased under agreements to resell		0
Loans and lease financing receivables:
Loans and leases held for sale		0
Loans and leases, net of unearned income	0
LESS: Allowance for loan and lease losses	0
Loans and leases, net of unearned income and allowance		0
Trading assets		0
Premises and fixed assets (including capitalized leases)		7,193
Other real estate owned		0
Investments in unconsolidated subsidiaries and associated companies		1
Direct and indirect investments in real estate ventures		0
Intangible assets:
Goodwill		856,313
Other intangible assets		180,552
Other assets		123,965

Total assets		$1,870,461

LIABILITIES

Deposits:
In domestic offices		504
Noninterest-bearing	504
Interest-bearing	0
Not applicable
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased		0
Securities sold under agreements to repurchase		0
Trading liabilities		0
Other borrowed money:
(includes mortgage indebtedness and obligations under capitalized leases)		0
Not applicable
Not applicable
Subordinated notes and debentures		0
Other liabilities		226,926
Total liabilities		227,430
Not applicable

EQUITY CAPITAL

Perpetual preferred stock and related surplus		0
Common stock		1,000
Surplus (exclude all surplus related to preferred stock)		1,121,520
Not available
Retained earnings		515,960
Accumulated other comprehensive income		4,551
Other equity capital components		0
Not available
Total bank equity capital		1,643,031
Noncontrolling (minority) interests in consolidated subsidiaries		0
Total equity capital		1,643,031

Total liabilities and equity capital		1,870,461

I, Karen Bayz, CFO and Managing Director of the above-named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

Karen Bayz     )         CFO and Managing Director

We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Troy Kilpatrick, President         )

Frank P. Sulzberger, MD           )             Directors (Trustees)

William D. Lindelof, MD          )

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